FOR IMMEDIATE RELEASE
For: Great American Financial Resources, Inc.	Contact: Mark F. Muething
250 E. Fifth Street	Executive Vice President
Cincinnati, OH 45202	513-333-5515

Web Site: www.gafri.com

GREAT AMERICAN FINANCIAL RESOURCES REPORTS

4TH QUARTER AND FULL YEAR RESULTS

CINCINNATI, OHIO - February 13, 2006 - Great American Financial Resources, Inc. ("GAFRI") (NYSE: GFR) today reported net income of $7.6 million ($0.16 per share) for the 2005 fourth quarter compared to $22.5 million ($0.48 per share) for the 2004 fourth quarter. Net income for the 2005 full year was $69.9 million ($1.47 per share) compared to $101.8 million ($2.15 per share) for 2004. GAFRI's net income includes certain significant items that may not be indicative of its ongoing operations. The table below (in millions, except per share amounts) identifies such items and reconciles net earnings to "core net operating earnings from continuing operations," a non-GAAP measure that GAFRI believes is a useful tool for analysts and investors in analyzing ongoing operating trends.

Core Net Operating Earnings from Continuing Operations, Excluding Significant Items

Core earnings from continuing operations before significant items, calculated as set forth below, increased more than 15% to $65.6 million ($1.38 per share) in 2005 from $56.6 million ($1.20 per share) in 2004. This increase reflects improvement in each of GAFRI's continuing lines of business. These amounts exclude the results of GAFRI's Puerto Rican insurance company, which was sold in January 2006 and is classified as discontinued operations. GAFRI's core earnings were slightly higher in the fourth quarter of 2005 compared to the same period in 2004. S. Craig Lindner, the Company's Chief Executive Officer, summarized the results by saying, "While the interest rate environment remains a significant challenge, our financial strength, operational efficiencies and strong distribution relationships have allowed us to produce favorable results. We believe we are well positioned to continue this trend."

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Net income (see components of net income below)	$ 7.6	$22.5	$69.9	$101.8
Components of net income:
Core net operating earnings from continuing operations (before significant items below)	$14.9	$14.7	$65.6	$ 56.6

Gain on sale of hotel	10.7	-	10.7	-
Significant unlocking charge and write-off of DPAC	(19.1)	-	(19.1)	-
Subtotal	6.5	14.7	57.2	56.6
Discontinued operations	5.0	2.8	19.6	14.5
Charge related to former manufacturing operations	-	-	(6.2)	-
Realized gains (losses)	(3.9)	5.0	(0.7)	32.9
Accounting change	-	-	-	(2.2)

Net income	$ 7.6	$22.5	$69.9	$101.8

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Diluted EPS (see components of EPS below)	$0.16	$0.48	$1.47	$2.15
Components of EPS:
Core net operating earnings (before items below)	$0.31	$0.31	$1.38	$1.20

Gain on sale of hotel	0.22	-	0.22	-
Significant unlocking charge and write-off of DPAC	(0.40)	-	(0.40)	-
Subtotal	0.13	0.31	1.20	1.20
Discontinued operations	0.11	0.06	0.41	0.30
Charge related to former manufacturing operations	-	-	(0.13)	-
Realized gains (losses)	(0.08)	0.11	(0.01)	0.69
Accounting change	-	-	-	(0.04)

Net income	$0.16	$0.48	$1.47	$2.15

Financial Strength and Liquidity

GAFRI continues to achieve record levels of stockholders' equity, book value per share, and capital in its insurance subsidiaries. Furthermore, at January 31, 2006, GAFRI (parent) had nearly $100 million of cash and investments on hand, and had no amounts borrowed under its $165 million bank credit line. In addition, at December 31, 2005, GAFRI's debt to capital ratio of less than 27% was at its strongest level ever. Due to GAFRI's February repurchase of a portion of its Senior Notes (see Subsequent Events), this ratio is expected to be below 25% at March 31, 2006. Mr. Lindner commented, "The Company's financial position will allow us to aggressively pursue our strategy of growing our core businesses organically and through acquisitions. Growth is one of our primary goals for 2006 and beyond."

Premiums

Statutory premiums of $1.1 billion in 2005 were 10% higher than in 2004. Premiums in 2005 include approximately $100 million of traditional fixed annuity premiums from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI in the first quarter of 2005. In addition, sales of recently introduced single premium indexed-annuity products, higher supplemental health insurance premiums, and increased first year premiums in the Company's niche 403(b) fixed annuity market, more than offset a decrease in traditional single premium deferred annuities and variable annuities. Statutory premiums were about 18% higher in the fourth quarter of 2005 compared to the same period in 2004 primarily reflecting sales of the recently introduced indexed-annuity products. In discussing the premium growth, Mr. Lindner said, "The growth and diversification of the 2005 premiums demonstrate the strength of our core businesses. The growth in first year 403(b) premiums demonstrates the impact of numerous initiatives implemented over the last several years as well as continuing momentum in this market. The indexed-annuity premium volume is very encouraging since we only re-entered this market in mid-year 2005."

Significant Items Included in Net Income

Gain on Sale of Hotel  In October 2005, GAFRI sold its hotel operations in Austin, Texas for $53 million in cash. GAFRI recorded a pretax operating gain of $16.5 million, representing its gain on the sale after sale expenses, profit sharing payments and after a pretax write-off of $11.0 million of deferred policy acquisition costs associated with the gain. As previously stated, this sale confirms GAFRI's belief that there is unrecognized appreciation in a number of its real estate investments. While the Company has not decided to sell any other properties, it may consider other opportunities to realize this appreciation. GAFRI will also continue to look for other properties to add to its portfolio.

Significant Items Included in Net Income (continued)

Unlocking Charge and Write-off of Deferred Policy Acquisition Costs ("DPAC")  In the fourth quarter of 2005, GAFRI conducted its annual review of the actual results and future assumptions underlying its annuity operations, including assumptions related to future interest rates and persistency. Primarily as a result of the continuing low interest rate environment, the Company revised or "unlocked" the actuarial assumptions related to its annuity business in force and recorded a pretax charge of approximately $15.8 million ($10.3 million after-tax) to DPAC and insurance reserves related to that business. In addition, an unexpected increase in mortality in GAFRI's run-off life operations resulted in a pretax DPAC write-off of approximately $13.6 million ($8.8 million after-tax) related to that line of business.

Discontinued Operations  On January 31, 2006, GAFRI completed the previously announced sale of its subsidiary, Great American Life Assurance Company of Puerto Rico ("GA-PR"), for $37.5 million in cash to Triple-S Management Corporation, also of Puerto Rico. In addition, during 2005 GAFRI received dividend payments from GA-PR totaling $100 million. GAFRI acquired GA-PR for approximately $50 million in 1997. Results for GA-PR in 2005 included a deferred tax benefit of $5.0 million related to its sale and after-tax realized gains of $5.4 million.

Charge Related to Former Manufacturing Operations  As previously disclosed, in the third quarter of 2005 GAFRI recorded a pretax charge of $9.5 million related to environmental liabilities associated with certain former manufacturing operations which were discontinued in 1992.

Realized Gains (Losses)  Realized gains for 2004 reflect primarily GAFRI's pretax gain of $42 million ($27 million after-tax) on its investment in Provident Financial Group as a result of that company's merger with National City Corporation.

Accounting Change  Included in 2004 is a $3.4 million pretax charge resulting from an accounting change related to long duration contracts mandated by Statement of Position 03-1.

Subsequent Events

As previously announced, in January 2006 GAFRI acquired the fixed annuity block of business written by Old Standard Life Insurance Company. As part of the assets transferred in the reinsurance transaction, Great American Life also acquired the stock of Old West Annuity and Life Insurance Company. In total, Great American Life acquired statutory reserves of approximately $278 million and assets of approximately $287 million as of December 31, 2005, including a payment received from the seller (negative ceding commission) of approximately $9 million.

Also as previously disclosed, in February 2006, GAFRI repurchased $36.5 million principal amount of its
6-7/8% Senior Notes for approximately $37.8 million in cash.

About GAFRI

GAFRI is a Cincinnati-based insurance holding company with nearly $12 billion in assets. The Company's subsidiaries include Great American Life Insurance Company, Annuity Investors Life Insurance Company, United Teacher Associates Life Insurance Company (headquartered in Austin, Texas) and Loyal American Life Insurance Company. Through these companies, GAFRI markets traditional fixed, indexed and variable annuities and a variety of supplemental insurance products.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 encourages corporations to provide investors with information about the Company's anticipated performance and provides protection from liability if future results are not the same as management's expectations. Documents may contain certain forward-looking statements that are based on assumptions which management believes are reasonable but, by their nature, inherently uncertain. Future results could differ materially from those projected. Factors that could cause such differences include, but are not limited to: changes in economic conditions, regulatory actions and competitive pressures. Forward-looking statements are made only as of the date of their release and GAFRI does not have any obligation to update any forward-looking statements to reflect subsequent events or circumstances.

Conference Call

GAFRI's results will be discussed as part of a conference call being conducted by American Financial Group, Inc., GAFRI's majority shareholder. The call will be held at 1:00 p.m. (EDT) today. Toll-free telephone access will be available by dialing 1-866-831-6272, (International dial in 617-213-8859). Please dial in 5 to 10 minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours following the completion of the call, at around 3:00 p.m. (EDT) and will run until
11:59 p.m. on February 20, 2006. To listen to the replay, dial 1-888-286-8010, (International dial in
617-801-6888) and provide the confirmation code 10113639. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's Web site, www.afginc.com, and follow the instructions at the webcast link within the Investor Relations section.

GREAT AMERICAN FINANCIAL RESOURCES, INC.

Summary of Earnings

(In millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2005	2004	2005	2004
Revenues:
Life, accident and health premiums (a)	$ 76.0	$ 69.3	$296.4	$280.6
Net investment income	142.2	137.8	557.2	523.7
Realized gains (losses)	(6.0)	7.7	(1.1)	50.6
Other income (b)	38.4	27.5	135.6	108.3
	250.6	242.3	988.1	963.2
Costs and Expenses:
Benefits to policyholders (c)	161.2	141.3	588.2	544.1
Insurance acquisition expenses (d)	44.7	21.3	133.3	99.2
Interest and other financing expenses	7.5	6.8	28.4	27.4
Other expenses (e)	34.1	42.8	162.1	155.3
	247.5	212.2	912.0	826.0

Operating earnings before income taxes	3.1	30.1	76.1	137.2
Provision for income taxes	0.5	10.4	25.8	47.7

Income from continuing operations	2.6	19.7	50.3	89.5
Discontinued operations, net of tax	5.0	2.8	19.6	14.5
Cumulative effect of accounting change, net of tax	-	-	-	(2.2)

Net Income	$ 7.6	$ 22.5	$ 69.9	$101.8

Average common shares outstanding - diluted	47.8	47.3	47.6	47.3

Diluted earnings per common share:
Continuing operations	$ 0.05	$ 0.42	$ 1.06	$ 1.89
Discontinued operations	0.11	0.06	0.41	0.30
Accounting change	-	-	-	(0.04)
Net income	$ 0.16	$ 0.48	$ 1.47	$ 2.15

Supplemental Information (Premiums exclude GA-PR)
Fixed annuity premiums (a)	$150.1	$154.6	$ 679.0(f)	$ 656.7
Variable annuity premiums (a)	22.1	26.2	92.1	104.9
Indexed-annuity premiums (a)	47.7	1.3	78.2	5.6
Total statutory premiums, including life, accident and health premiums	298.8	253.2	1,147.4	1,042.8

Book value per share			$21.30	$22.72
Book value per share excluding unrealized gains on fixed maturities			$20.09	$19.01

  For GAAP purposes, annuity premiums are accounted for as deposits rather than revenues.

  Includes $16.5 million operating gain on sale of hotel in the fourth quarter of 2005.

  Includes $11.5 million charge related to unlocking of actuarial assumptions in the fourth quarter of 2005.

  Includes $17.9 million charge related to mortality experience and unlocking of actuarial assumptions in the fourth quarter of 2005.

  Includes $9.5 million charge related to former manufacturing operations in the third quarter of 2005.

  Includes approximately $100 million received from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI.

See accompanying earnings release for a discussion of significant items included in the above Summary of Earnings.